Exhibit 10(i)

AMENDED AND RESTATED NOTE BETWEEN BRANDYWINE INVESTMENT ASSOCIATES, L.P. AND ST. CHARLES ASSOCIATES, LIMITED PARTNERSHIP

THIS AMENDMENT TO NOTE, executed as of this 8th day of March, 2004, but made effective as of the 22nd of December, 2003 (the "Effective Date"), by and between Brandywine Investment Associates, L.P., a limited partnership organized and existing under the laws of the State of Maryland (the "Borrower"), and St. Charles Associates, Limited Partnership, a limited partnership organized and existing under the laws of the State of Maryland (the "Company"), hereby modifies in its entirety the original Demand Note dated September 10, 1997, as amended August 1, 2001, and as amended and restated July 1, 2002 between the aforementioned parties (the "Note").

RECITALS

WHEREAS the parties wish to convert the Note from a cash flow note to a demand note, the parties, for good and adequate consideration, the legal sufficiency each of the parties acknowledges to the other, agree as follows:

1. The Borrower hereby promises to pay to the order of the Company within two business days of the Borrower's receipt of a demand notice from the Company, the principal sum of Three Million Five Hundred Thirty-Nine Thousand One Hundred Eighty-Nine Dollars and Seventeen Cents ($3,539,189.17), together with all accrued and unpaid interest from the Effective Date on the principal amount at an annual rate equal to one percentage (1%) point above the "prime" rate of interest in effect at any time or from time to time at Bank of America N.A. (f/k/a/ NationsBank, N.A.), representing the indebtedness of the Borrower to the Company in an amount equal to the operating deficit loans made in accordance with the Borrower's partnership agreement. Interest shall be calculated on the basis of a three hundred sixty (360) day year, compounded monthly.

2. All payments of principal and interest on this Note shall be made at the principal corporate office of the Company presently located at 236 Smallwood Village Center, Waldorf, MD, 20602, in lawful money of the United States of America and in immediately available funds. If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest hereunder.

3. This Demand Note may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. Any prepayment shall be applied first to any accrued and unpaid interest and then to principal.

In the event of prepayment of this Note in part only, a new Note for the unpaid portion hereof shall be issued in the name of the person or entity in whose name this Note is registered upon cancellation hereof. However, the issuance of a new Note shall have no effect on whether the principal is considered to be outstanding for the entire calendar year for purposes of determining the annual interest rate.

4. Notwithstanding anything herein or in any other agreement, document, certificate, instrument, or statement to the contrary, the Borrower is liable hereunder only to the extent of the assets of Borrower and no other person or entity, including, but not limited to, any director, partner, officer, committee or committee member of the Borrower or any affiliate of the Borrower, or any affiliate or controlling person or entity of any of the foregoing, or any agent, employee or lender of any of the foregoing, or any successor, personal representative, heir or assign of any of the foregoing, in each case past, present, or as they may exist in the future, shall be liable in any respect (including without limitation for the breach of any representation, warranty, covenant, agreement, condition or indemnification or contribution undertaking contained herein or therein) under, in connection with, arising out of, or relating to this Note or any other agreement, document, certificate, instrument or statement (oral or written) related to, executed or to be executed, delivered or to be delivered, or made or to be made, or any omission made or to be made, in connection herewith or any of the transactions contemplated in any such agreement, document, certificate, instrument or statement.

5. The Borrower and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of an attorney for collection, Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Note, including reasonable attorneys' fees and expenses.

6. Any notice required or permitted to be given hereunder shall be deemed given if mailed, registered mail, return receipt requested, or sent by courier, if to the Company, at its principal corporate offices presently at 236 Smallwood Village Center, Waldorf, MD 20602, Attention: President, or if to the Borrower, at its principal corporate offices presently located at 236 Smallwood Village Center, Waldorf, MD 20602, or in either case as either such party may designate to the other in writing. The date of notice shall be the date of receipt.

7. The rights and remedies of the Company hereunder shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the Company, and may be exercised as often as the accession thereof shall occur. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy.

8. This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Maryland applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

BRANDYWINE INVESTMENT ASSOCIATES, L.P.

BY:	ST. CHARLES ASSOCIATES, L.P., General Partner

BY:	INTERSTATE GENERAL COMPANY, L.P., General Partner

BY:	INTERSTATE GENERAL MANAGEMENT CORPORATION, Managing General Partner of the foregoing

BY:	/s/
James J. Wilson, Chairman / CEO

STATE OF VIRGINIA, COUNTY OF LOUDOUN, to wit:

I HEREBY CERTIFY that on this 17th day of March, 2004, before me, the undersigned Notary Public of the State of Virginia, in and for the County of Loudoun, personally appeared JAMES J. WILSON, known to me to be the CHAIRMAN AND CHIEF EXECUTIVE OFFICER of INTERSTATE GENERAL MANAGEMENT CORPORATION, Managing General Partner of INTERSTATE GENERAL COMPANY, L.P., General Partner of ST. CHARLES ASSOCIATES, L.P., General Partner of BRANDYWINE INVESTMENT ASSOCIATES, L.P., who executed the foregoing on behalf of such corporation for the purposes herein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal

/s/
Claudia L. Dingfelder, Notary Public
My Commission expires:	October 31, 2005